Exhibit 99.1

COMMITMENT LETTER

February 28, 2005

Mr. Richard Connelly, CFO
5420 LBJ Freeway
2 Lincoln Centre, STE 1600
Dallas, Texas 75240

Dear Rich,

Comerica Bank ("Bank") is pleased to provide this commitment letter to Citadel Security Software, Inc. ("Borrower"). This commitment supersedes any previous communications with or correspondence from the Bank and is subject to execution of a definitive written agreement and documentation for the transaction described in this letter. The terms of the financing are as follows:

Facility:	1.	Our existing $750,000 equipment term loan.
	2.	Our existing $866,667 amortizing term Loan.
	3.	Our existing $1,516,668 amortizing term Loan.

Terms:	1.	No further advances to be made. Monthly payments of $22,727.27 plus interest beginning on 03/15/05.
	2.	No further advances to be made. Monthly payments of $31,769.63 plus interest.
	3.	No further advances to be made. Monthly payments of $58,333.00 plus interest.

Maturity	1.	December 15, 2007
	2.	April 15, 2007
	3.	April 15, 2007

Interest Rate:	1.	Comerica Bank's Prime Rate plus 1.75%.
	2.	Comerica Bank's Prime Rate plus 1.75%.
	3.	Comerica Bank's Prime Rate plus 1.75%.

Comerica Bank's Prime Rate as of February 28, 2005 is 5.50%.

Restructure Fee:	$15,000 due upon execution of the commitment letter.

Warrant:
As additional consideration, Lender will receive a Warrant to purchase 18,050 shares of the Borrower's common stock at a strike price of $1.79 per share. Warrant to be on same form and the same terms as the existing Warrant between the Bank and the Borrower.

Legal Fee:	Borrower shall pay outside legal and documentation expenses up regardless of whether the facility is closed.

Advance Rate:	No further advances to be made on the facilities above.

Collateral:	Blanket security interest, with the Bank in first position, perfected by a UCC-1 filing on all assets of Borrower, including Intellectual Property with specific filings at appropriate Federal Offices.

Financial Covenants:	To include, but not limited to the following:
A.
Liquidity Ratio Covenant. Borrower to maintain a minimum liquidity ratio of 1.50:1.00 at all times. Ratio defined as unrestricted cash and cash equivalents held with Bank and its affiliates plus 80% of eligible A/R divided by all outstanding debt and/or lease obligations. Reporting to be on a monthly basis until 12/31/05.

	B.	Minimum Adjusted EBITDA Requirement. Borrower must generate the following maximum negative EBITDA and minimum positive EBITDA following amounts for the following periods:

• Three-Months Ended - March 31, 2005 ($4,000,000)
• Six-Months Ended - June 30, 2005 ($2,300,000)
• Nine-Months Ended - September 30, 2005 $ 750,000
• Twelve-Months Ended - December 31, 2005 $1,500,000

Adjusted EBITDA is to be defined as EBITDA (per GAAP) plus the amount of revenue required to be deferred to a future period.

	C.	Minimum Cash Balance: Borrower shall maintain, at all times, a minimum of $2,000,000 in cash and/or cash equivalents held with the Bank.

Subject To:	Satisfactory execution of loan documents by both parties.

Reporting Requirements:	Same as requirements in the existing Loan and Security Agreement between Bank and Borrower.

Other:	A.	Borrower to maintain primary operating, depository and investment accounts with Bank or Bank's affiliates.
	B.	Borrower to provide to Bank proof of general business and casualty insurance on all corporate assets with Bank as loss payee.
	C.	Borrower to pay in expenses incurred in the closing of the transaction (i.e. search fees, UCC filings, Intellectual Property Filings, etc.) whether or not the transaction closes.
	D.	Bank reserves the right to perform semi-annual audits at Borrower's expense.
	E.	Borrower to be limited as to dividends (other than those already approved), indebtedness, liens, investments, and be subject to approval of material acquisitions.

Expiration:	Unless Borrower accepts this commitment letter on or before February 28, 2005, this commitment letter will expire and be of no further effect.

This letter is provided solely for your information and is delivered to you with the understanding that neither it nor its substance shall be disclosed to any third person, except those who are in confidential relationship with you, or where the same is required by law.

If the terms set forth above are acceptable to you, please so indicate by signing and returning the original of this letter to us, along with the $15,000 in fees. Upon return of this letter and receipt of payment, the Bank will prepare drafts of definitive loan documents for your review. If you and the Bank do not enter into definitive loan documents, the Bank will refund to you the amount of the loan fee payment less the amount of the Bank's expenses for the foregoing.

It is intended that all legal rights and obligations of the Bank and you would be set forth in the signed definitive loan documents.

Sincerely,

/s/ DAVID WHITING
David Whiting
Vice President
D/FW Regional Manager
Comerica Bank
Technology and Life Sciences Division

Accepted and agreed to:

Citadel Security Software, Inc.

Date: Feb. 28, 2005	By:	/s/ STEVEN B. SOLOMON
Title: CEO